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                                                                 EXHIBIT (10)(r)

                           EXCLUSIVE SUPPLY AGREEMENT


         This Exclusive Supply Agreement is made as of May 19, 1999 (this "Agreement"), by and between Oil-Dri Corporation of America, a Delaware corporation ("Oil-Dri"), and Church & Dwight Co., Inc., a Delaware corporation ("Buyer").

         WHEREAS, Buyer is willing to purchase all of its requirements of traditional coarse cat litter including, without limitation, the traditional coarse cat litter to be marketed by Buyer with, under or featuring the name "Arm & Hammer" and/or baking soda or any variant thereof, and any improvement or modification of that product (the "Product") from Oil-Dri, and Oil-Dri is willing to supply Buyer with such requirements, all in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. Purchase and Sale of the Product.

            (a) Buyer agrees that, commencing on the date hereof and subject to the terms and conditions of this Agreement, Oil-Dri will be its sole and exclusive supplier of all of its requirements in the United States for the Product during each year of the Term (as defined in Section 2 below). Notwithstanding the foregoing, Buyer may acquire a limited supply of alternate clay litter product to test for internal purposes only (i.e., not to be sold to consumers).

            (b) Oil-Dri agrees, subject to the terms and conditions of this Agreement, to supply all of Buyer's requirements for the Product.

            (c) The parties acknowledge and agree that this Agreement is intended and shall apply to Buyer's Affiliates (as defined below) and that any reference herein to Buyer refers to Buyer and Buyer's Affiliates as one entity. Buyer will cause Buyer's Affiliates to purchase from Oil-Dri, and Oil-Dri will sell to Buyer's Affiliates, all of the requirements of Buyer's Affiliates for the Product, in accordance with, and subject to, the terms, provisions, restrictions and conditions of this Agreement that are applicable to Buyer's purchase from Oil-Dri, and Oil-Dri's sale to Buyer, of Buyer's requirements for the Product. As used herein, the term "Buyer's Affiliates" shall mean any person or entity, now existing or hereafter organized, created or acquired, that directly or indirectly, controls, is controlled by, or is under common control with, Buyer.

         2. Term of Agreement.

            (a) The term of this Agreement shall be twenty (20) years commencing on the date hereof and ending on May 19, 2019 (the "Initial Term"), unless earlier terminated pursuant to Section 17 hereof.

            (b) Upon expiration of the Initial Term, this Agreement shall automatically renew for consecutive five (5) year periods (each, a "Renewal Term" and, together with the Initial Term, the "Term") unless either party provides written notice to the other party of its intent not to



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renew this Agreement at least eighteen (18) months prior to the expiration of the Initial Term or the then current Renewal Term.

         3. Quantity Guaranty. Oil-Dri will guaranty the availability of eighty thousand (80,000) tons (or three million eight hundred thousand (3,800,000) stat cases) of the Product per year; provided, however, that Oil-Dri will guarantee the following: (i) commencing on the date packaging and supplies in sufficient quantity are made available by Buyer to Oil-Dri, the availability of up to eight thousand (8,000) tons (or three hundred eighty thousand (380,000) stat cases) of the Product per thirty-one (31) day period, for three (3) consecutive thirty-one
(31) day periods, commencing no earlier than August 1, 1999, but not to exceed twenty thousand (20,000) tons (or nine hundred fifty-two thousand (952,000) stat cases) in the aggregate for such ninety-three (93) day total period; and (ii) a greater quantity than eighty thousand (80,000) tons (or three million eight hundred thousand (3,800,000) stat cases) of the Product per year, or such other amount as agreed to by the parties pursuant to this Section 3, upon six (6) months' prior written notice thereof from Buyer; provided, however, that (a) Buyer shall first agree in writing to a submission from Oil-Dri for capital investment recapture from Buyer to the extent Oil-Dri reasonably deems such additional capital investment necessary to supply such greater quantity, as generally described in Section 11 below; and (b) the "Annual Volume Requirement" set forth in Section 11(c) below shall increase, from time to time, on a ton-for-ton basis by the amount of each such increase in the quantity guaranty set forth in this Section 3. The term "stat case" means a case with a standard 42 lb. weight.

         4. [CONFIDENTIAL]

         5. Quality.

            (a) The quality of the Product shall meet or exceed the specifications jointly agreed to by Oil-Dri and Buyer, which specifications are attached hereto as Exhibit A (the "Specifications"). The Specifications will be subject to change from time to time during the Term by written agreement signed by Oil-Dri and Buyer, and any such changes in the Specifications shall be noted on a revised Exhibit A, signed and dated by both Oil-Dri and Buyer; provided, however, it is understood and agreed that Oil-Dri will agree to changes in the Specifications proposed by Buyer subject to (a) Oil-Dri's capability to handle such changes and (b) Buyer reimbursing Oil-Dri for and assuming increases in costs to Oil-Dri resulting from such changes in Specifications. Alternatively, in the event that changes in Specifications result in decreases in costs to Oil-Dri, Oil-Dri will pass such cost savings on to Buyer in a manner mutually agreed by the parties in good faith.

            (b) Notwithstanding the foregoing, it is understood and agreed that Specifications for any Product made from Nevada Clay will be developed in good faith by Oil-Dri and Buyer and shall be agreed to in writing as an addendum to Exhibit A hereto, except it is understood that such Specifications shall include bulk density (ASTM No. E727-91) in the range of 27-35 pounds per cubic foot and water absorbency (Federal Spec P-A1056B) in the range of 70%-100% (ml/g).

         6. [CONFIDENTIAL]

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         7. Price Adjustments:

            (a) The Price may be adjusted on an annual basis by Oil-Dri providing written notice thereof to Buyer based on increases determined in accordance with the annual formula increase mechanisms set forth on Exhibits B and C attached hereto and made part hereof (collectively, the "Adjustment Mechanisms"). It is agreed that the Adjustment Mechanisms will (i) apply on a going-forward basis only, (ii) impact the then current Base Price only and (iii) not result in any Price adjustments until January 1, 2001. Notwithstanding the foregoing, in the event that any increase in the Price requested by Oil-Dri is based on an increase in the Producer Price Index component of the Adjustment Mechanism (separate and apart from the fuel price increase component of the Adjustment Mechanism) equal to or greater than two percent (2%) in any calendar year, Buyer shall have the right to have an independent third party (reasonably acceptable to Oil-Dri) audit the applicable records of Oil-Dri at a time and place reasonably agreeable to the parties. Such audit shall be for the limited purpose of confirming that Oil-Dri's costs of producing the Product on a per case basis increased on a percentage basis by an amount equal to or greater than the increase in the Producer Price Index. In the event of such audit and as a condition thereto, Buyer and such third party auditor will agree in writing to a confidentiality clause with respect thereto to protect the confidentiality of Oil-Dri's information. Such third party auditor will also agree not to share any information with Buyer other than to confirm the accuracy of the aforesaid percentage with Buyer. In the event Oil-Dri does not request a price increase based on a Producer Price Index increase equal to or greater than two percent (2%) as aforesaid, no such audit right will exist. Any adjustment to the Base Price pursuant to the Adjustment Mechanisms will be made as of January 1 in each calendar year during the Term (commencing January 1, 2001) and will be firm for such calendar year.

            (b) Oil-Dri reserves the right to change the Base Price and Adjustments costs at times other than as described in clause (a) above in the event an unusual or cataclysmic event occurs. For example, if, during the Term, the Producer Price Index component of the Adjustment Mechanism or cost of fuel component of the Adjustment Mechanism increases during any calendar year by ten percent (10%) or more, or in aggregate increments of an additional ten percent (10%) or more thereafter in such calendar year, Oil-Dri reserves the right to increase the Base Price at each such time, effective as of the first day of the next following calendar quarter.

            (c) In the event that Buyer alters the Specifications or additives, including, without limitation, as a result of a different or unexpected application that increases Oil-Dri's costs, Oil-Dri reserves the right to increase the Base Price, from time to time, to cover such costs. In the event that Buyer alters the Specifications or additives and the result thereof is a decrease in Oil-Dri's costs, Oil-Dri shall pass such cost savings along to Buyer in a manner mutually agreed by the parties in good faith.

         8. Price Adjustments for Technological Innovation.

            (a) In the event that fundamental technological innovations (i.e., real innovation and not aggressive competition) occur in the mining and/or processing of clay which render Oil-Dri's prices non-competitive and Buyer so notifies Oil-Dri of same in writing (specifying in reasonable detail the reasons therefor), Oil-Dri will review its circumstances to determine if additional equipment can be secured to reduce its cost for production of the Product. Should Oil-Dri be unable to reduce its Price to Buyer by exploiting the technological breakthrough or otherwise, Buyer shall have the right to purchase all, but not less than all, of its


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requirements for the Product from a third party (i) subject to Oil-Dri's right of last-offer in such circumstances (as described in Section 8(c) below) to reduce prices to Buyer and (ii) only after exhausting Oil-Dri's existing inventory of the Product and payment by Buyer of Oil-Dri's unamortized cost of equipment and plant modifications for the Product.

            (b) For clarification purposes, it is understood by both Buyer and Oil-Dri that Section 8(a) contemplates a true technological change and not a competitive situation caused by an alternate source whose production capacity and business situation renders it aggressive in its pricing.

            (c) In the event Buyer is able to secure in writing a bona fide offer for lower pricing for all, but not less than all, of its requirements for the Product from a third party employing fundamental technological innovations (discovered after the date hereof) in the mining and/or processing of clay for the Product as provided in Section 8(a) above, Oil-Dri's right of last-offer may be exercised in accordance with the following procedures: Buyer shall provide a copy of such written offer and a written description of the applicable fundamental technological innovation (to the extent such innovation is not a trade secret of a third party) to Oil-Dri. Oil-Dri shall then have one hundred twenty (120) days to determine if it can meet the pricing set forth in such written offer. If Oil-Dri notifies Buyer within such one hundred twenty (120) day period than it can meet such pricing, Buyer shall have no right to purchase Product from any third party and this Agreement shall continue in full force and effect.

         9. Confidential.

         10. Payment, Shipment and Acceptance Terms.

            (a) Payment for the Price of the Product (and any and all other charges described in this Agreement) shall be made in United States Dollars within thirty (30) days from the date of invoice (i.e., date of Oil-Dri's shipment of the Product except as set forth below).

            (b) The Product shall be delivered to Buyer F.O.B. Oil-Dri's Georgia plant; provided, that any Product supplied from the Western Plant shall be delivered to Buyer F.O.B. Oil-Dri's Western Plant location. Buyer shall pay all freight and shipping costs. Possession and risk of loss shall pass to Buyer upon delivery of the Product to Buyer's carrier at the point of delivery to such carrier.

            (c) The Product will be shipped on a "first-in, first-out" basis. In the event that the Product remains in Oil-Dri's warehouse longer than thirty
(30) days, Oil-Dri shall have the option to invoice Buyer for the Product at any time after such thirty (30) day period.


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             (d) Buyer may inspect the Product at the destination. Buyer shall be deemed to have accepted the Product delivered to Buyer hereunder unless, within one (1) year after Oil-Dri's shipment of the Product, Buyer provides Oil-Dri with written notice that the Product is defective, damaged (other than damage sustained in transit or due to handling or use) or non-conforming. In such event, Buyer's damages shall be limited, except in instances of Oil-Dri's gross negligence, to Oil-Dri's repair or replacement of any such defective, damaged or non-conforming Product pursuant to the warranty set forth in Section 15 hereof.

         11. Capital Investments Unique to Supply of the Product.

            (a) Confidential

            (b) To the extent that Oil-Dri desires any capital investment recapture from Buyer for the purposes of improving the quality of the Product or reducing Oil-Dri's costs, building the Western Plant or for plant modifications, specialized equipment costs, dedicated warehouse costs or similar projects, Buyer shall be entitled to (a) review a submission from Oil-Dri with respect to such capital investment (which shall reflect amortization over a useful life not in excess of ten (10) years) and (b) the prior right of approval with respect to such capital investment.

            (c) If Buyer's annual purchase volume (the "Annual Volume Requirement") of the Product does not reach or exceed fifteen thousand (15,000) tons for the calendar year 2001 and for each calendar year thereafter during the Term, Buyer shall pay Oil-Dri its unamortized capital investment costs of the items set forth on Exhibit D attached hereto, plus any additional amount for capital investment costs incurred by Oil-Dri. It is understood and agreed that the Annual Volume Requirement may be increased from time to time in accordance with Section 3 above.

         12. Confidential

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enhance performance). Notwithstanding the foregoing, (a) if any such additive technology becomes commonplace and is used by competitors of Oil-Dri, the "exclusivity" limitation of this Section 12 shall be revised in good faith by the parties to reflect only the additive technology that remains unique to Buyer's Product; and (b) the limitations of this Section 12 will not apply if Oil-Dri's compliance with such limitations would cause Oil-Dri, in its reasonable determination, to breach any provision of, or lose its exclusive supplier status under, any existing supply contract or obligation with a third party. Oil-Dri represents and warrants, as of the date hereof, it does not believe, and has no reason to believe, that any such third party intends to market a clay litter product using the additive technology described above of Buyer.

         13. Forecasting (Production Scheduling)/ Raw Material Inventory Management. Buyer shall provide Oil-Dri with written annual, quarterly and monthly forecasts or order quantities by the fifteenth day of the immediately preceding month for the period to which such forecast(s) relate. All quantities shown in such forecasts will be arrived at in good faith, but are estimates only. Manufacture and delivery of the Products shall be made by Oil-Dri only upon written instructions submitted to Oil-Dri upon a mutually agreed upon schedule between the parties giving due regard to Oil-Dri's reasonable requirements for lead time to receive materials and schedule production and Buyer's need to maintain adequate inventories of Products.

         14. Purchase and Storage of Bags and Chemical Additives.

             (a) Buyer will supply bags and chemical additives to Oil-Dri for use in processing and packaging the Product. Oil-Dri will store up to three (3) months' supply of bags and chemical additives at its plants at no extra charge.

             (b) It is currently anticipated that a shrinkage allowance for losses on packaging materials and chemical additives supplied by Buyer of two percent (2%) will adequately cover Oil-Dri's losses for such packaging materials and chemical additives. Any amount of shrinkage in excess of two percent (2%) relating to such packaging materials and chemical additives will be credited or reimbursed to Buyer by Oil-Dri in a manner mutually agreed by the parties in good faith.

             (c) Buyer represents, warrants and covenants that none of the additives supplied to Oil-Dri for use hereunder will be considered hazardous or toxic materials under, or otherwise be in contravention of, any applicable environmental, health or safety laws, rules or regulations.

         15. Warranty.

             (a) THE PRODUCT SOLD BY OIL-DRI HEREUNDER IS WARRANTED TO CONFORM TO THE SPECIFICATIONS AND OIL-DRI FURTHER WARRANTS THAT IT WILL CONVEY GOOD TITLE TO THE PRODUCT, FREE AND CLEAR OF ANY SECURITY INTEREST, LIEN OR ENCUMBRANCE.

             (b) EXCEPT AS EXPRESSLY STATED ABOVE, OIL-DRI MAKES NO WARRANTIES TO BUYER, OR ANY OTHER PERSON OR ENTITY, EXPRESS OR IMPLIED BY OPERATION OF LAW OR OTHERWISE, RESPECTING THE PRODUCT PURCHASED AND SOLD TO BUYER HEREUNDER; AND ALL EXPRESS OR IMPLIED
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WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR
OTHERWISE, ARE HEREBY DISCLAIMED BY OIL-DRI AND EXCLUDED.

             (c) IN NO EVENT SHALL OIL-DRI HAVE ANY LIABILITY TO BUYER OR ANY OTHER PERSON OR ENTITY FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL LOSSES OR DAMAGES, DIRECTLY OR INDIRECTLY, ARISING FROM THE SALE, HANDLING OR USE OF THE PRODUCT, OR FROM ANY OTHER CAUSES RELATED THERETO.

         16. Force Majeure. If either party cannot perform its obligations under this Agreement because of an event outside of its reasonable control, including but not limited to, acts of God; casualty; natural disaster; war; insurrection; electrical power or gas outages, shortages or service curtailment; strikes; lockouts; or any government treaty, agreement, law, act, ordinance, order, rule or regulation which restricts, prevents or prohibits the manufacture or sale of the Product (any such event, a "Force Majeure Event"), then that party shall promptly notify the other party of the occurrence of such an event and while the event continues, the performance of both parties shall be suspended, except for Buyer's payment obligations under this Agreement for the Product shipped to Buyer prior to the occurrence of such event. During any period in which Oil-Dri is unable to perform its obligations hereunder arising from any of such events, Buyer may obtain the type of the Product so affected from alternative sources necessary to meet all of Buyer's requirements during the period such inability exists. After such event has ended, the parties' respective obligations hereunder shall immediately resume. Notwithstanding the aforementioned, in the event either party is unable to perform its obligations for a period of six (6) consecutive months because of a Force Majeure Event, the other party shall have the right to terminate this Agreement upon thirty (30) days prior written notice; provided, however, that Buyer shall not have such right to terminate if a Force Majeure Event renders Oil-Dri unable to supply all of Buyer's requirements for the Product as provided herein and Oil-Dri elects to pay any per case cost differential (in excess of the Price) incurred by Buyer in obtaining the applicable necessary amount of Product from an alternate source after the aforesaid six (6) month period until such event has ended.

         17. Term and Termination:

             (a) This Agreement may be terminated at any time prior to the expiration of the Term as follows:

                 (i) by mutual consent of Oil-Dri and Buyer;

                 (ii) by Oil-Dri in the event that (A) Buyer fails to pay the Price for the Product delivered by Oil-Dri to Buyer hereunder as and when the same becomes due and payable in accordance with the terms hereof; provided, however, that Oil-Dri shall first give Buyer ten (10) business days' written notice thereof and opportunity to cure within such time; or (B) Buyer applies for or consents to the appointment of a receiver, trustee or liquidator for all or a substantial part of its assets; admits in writing its inability to pay its debts generally as they mature; makes a general assignment for the benefit of creditors; is adjudicated a bankrupt, submits a petition or an answer seeking an arrangement with creditors; takes advantage of any insolvency law except as a creditor; submits an answer admitting the material allegations of a petition in a bankruptcy or insolvency proceeding; has an order, judgment or decree entered by any court of competent jurisdiction approving a petition seeking reorganization of Buyer or

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appointing a receiver, trustee or liquidator for Buyer, or for all or a substantial part of its assets and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) consecutive days; or files a voluntary petition in bankruptcy or fails to remove an involuntary petition in bankruptcy filed against it within ninety (90) consecutive days of the filing thereof;

                 (iii) by either Oil-Dri or Buyer in the event that the other party materially breaches any of its material obligations under this Agreement and such breach continues uncured for a period of forty-five (45) days after written notice thereof to such other party; provided, however, to prevent harm to the party terminating the Agreement, the party so terminating may, at its option, require the other party to perform under this Agreement for a period of up to twelve (12) months unless this Agreement otherwise is terminated or expires earlier by its terms; or

                 (iv) by Buyer upon twelve (12) months written notice to Oil-Dri in the event Buyer ceases marketing or selling the Product and all other coarse cat litter products for any reason (other than a sale of Buyer's business or other change-in-control event including, without limitation, sale of all or substantially all assets, sale of voting control of stock or merger); provided, however, that (A) Buyer shall reimburse Oil-Dri for the unamortized value of its capital investment undertaken for the production of the Product as described in
Section 11 above and (B) Buyer shall not re-enter such coarse cat litter business during the Initial Term without giving Oil-Dri the right to supply Product in accordance with the terms of this Agreement.

         (b) In the event of termination under Section 17(a)(i) or Section 17(a)(iv) above, no party hereto shall have any further liability or obligation hereunder to the other (except as specifically set forth in sub-clause (B) of Section 17(a)(iv) above), but termination of this Agreement under Section 17(a)(ii) or Section 17(a)(iii) above shall be without prejudice to any rights or remedies of Oil-Dri (in the case of Section 17(a)(ii)) or the terminating party (in the case of Section 17(a)(iii)).

         (c) If Buyer breaches its covenants as to the sole and exclusive nature of this Agreement pursuant to Sections 1 and 18 hereof by purchasing Product from a third party (other than as specifically permitted by Sections 1, 16 and 18(a) of this Agreement), as liquidated damages and the sole and exclusive remedy of Oil-Dri hereunder for such breach (in addition to termination by Oil-Dri under Section 17(a)(iii) above), Buyer shall pay to Oil-Dri in immediately available U.S. funds, within ten (10) business days of the end of each calendar month, a damages amount ("Damages") for each ton (or portion thereof) of Products purchased by Buyer during each calendar month of the Term (other than pursuant to this Agreement) equal to Ninety Dollars ($90.00) per ton, which Damages payment shall be accompanied by a reasonably detailed written calculation of such Damages amount (reflecting the number of tons of Product purchased by Buyer in breach hereof times Ninety Dollars ($90)) certified as true and correct by Buyer's chief financial officer. The parties agree that the Damages described above are a reasonable measure of the Damages and Oil-Dri's lost profits, particularly in view of the extreme difficulty of ascertaining actual damages in the event of a breach by Buyer of Sections 1 and 18 of this Agreement. Oil-Dri shall have the right to appoint an independent third party (reasonably acceptable to Buyer) to annually audit the books of Buyer, at a time and place reasonably agreeable to the parties, for the sole purpose of determining the number of tons purchased by Buyer from a third party during the Term. In the event of such audit and as a condition thereto, Oil-Dri and such third party auditor will agree in writing to a confidentiality clause with respect



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thereto to protect the confidentiality of Buyer's information. Such third party auditor will also agree not to share any information with Oil-Dri other than to confirm the amount and calculation of Damages.

         18. Exclusivity.

             (a) Buyer agrees that the sole and exclusive nature of this Agreement as provided in Section 1(a) above is of the essence hereof, and Buyer covenants and agrees that it will not purchase Products during the Term from any person or entity other than Oil-Dri (except as specifically permitted by Sections 1 and 16 of this Agreement). Notwithstanding the foregoing, in the event that Oil-Dri is unable to supply an amount of Product requested by Buyer, consistent with Section 13 above and within the then applicable quantity guaranty amount under Section 3 above, for a period of forty-five (45) consecutive days after written notice from Buyer to Oil-Dri (in circumstances other than as described in Section 16 above or other than because Buyer has failed to (i) supply sufficient quantities of bags and/or additives, (ii) provide for adequate transportation or (iii) otherwise arrange for the performance of any matter within its control), as an alternative to declaring a breach hereunder, then Buyer may obtain, from an alternate source, an amount of the Product (up to such quantity guaranty amount) equal to the amount that Oil-Dri is unable to supply (the "Cover Amount") until Oil-Dri is able to meet all of Buyer's requirements (up to such quantity guaranty amount). The exclusive nature of this Agreement as provided in Section 1(a) above shall resume no later than six (6) months after the time Oil-Dri is able to meet such requirements. Oil-Dri will promptly reimburse or credit, as mutually agreed by the parties, Buyer for the amount by which the per case cost to Buyer of the Cover Amount exceeds the Price; provided, Buyer agrees to exercise commercially reasonable efforts to obtain the Cover Amount at the lowest cost reasonably available. The foregoing provisions of this Section 18(a) shall be deemed Buyer's sole and exclusive remedy relating to Oil-Dri's inability to supply and Buyer's election to obtain the Cover Amount as described in this Section 18(a).

             (b) The parties further agree that if there is a fundamental market shift in the raw material used for the Product (the "Shifted Product") and Oil-Dri is unable to supply such raw material on terms mutually agreeable to the parties, then Buyer shall have the right to acquire its requirements for such Shifted Product, but only such Shifted Product and not the Product, from a third party, subject to Oil-Dri's right of last-offer described in the next sentence. The term "fundamental market shift" means that the raw material used for at least twenty percent (20%) of the market for cat box fillers (including, without limitation, fuller's earth, attapulgite clay, porters creek clay, diatomite, montmorillonite and sodium bentonite) has been shifted to and replaced by a new raw material, as determined on the basis of "lbs. share" reported by Information Resources, Inc. ("IRI") or if IRI is no longer in existence or covering this market, a similar nationally recognized independent data provider covering this market. The procedure for Oil-Dri's right of last-offer with respect to the supply of Shifted Product shall be as follows: Buyer shall provide a written description (in reasonable detail) of a bona fide offer (with a copy of the offer attached) to supply Shifted Product and a written description of the Shifted Product. Oil-Dri shall then have one hundred twenty (120) days to determine if it can supply the Shifted Product at the pricing set forth in such written offer. If Oil-Dri notifies Buyer within such one hundred twenty (120) day period that it can supply the Shifted Product at such pricing level, then Buyer shall purchase all requirements for the Shifted Product from Oil-Dri, this Agreement shall be amended to reflect the addition of the Shifted Product supply hereto and this Agreement shall otherwise continue in full force and effect.

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         19. Assignment. Except as set forth below in this Section 19, this
Agreement shall not be transferred or assigned by any party without the prior written consent of Oil-Dri and Buyer, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each of Oil-Dri and Buyer shall require any subsequent successor or assignee (whether direct or indirect, by asset or stock purchase, merger, consolidation or otherwise) to (or of) all or substantially all of its respective business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that such party would be required to perform if no such succession or assignment had occurred. Under the circumstances described in the immediately preceding sentence, no consent to the succession or assignment of this Agreement shall be required. This Agreement shall inure to the benefit and be binding upon Oil-Dri and Buyer, their respective subsidiaries and affiliates (including, but not limited to, Buyer's Affiliates) and their respective permitted successors and assigns.

         20. Amendment and Modification. This Agreement may be amended or supplemented only by the signed written agreement of both Oil-Dri and Buyer; provided, however, that Price adjustments in accordance with Sections 6 and 7 above, to the extent not requiring the agreement of the parties, shall not be deemed amendments or supplements hereto.

         21. No Waiver: No waiver of any breach of any provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

         22. Choice of Law. This Agreement shall be governed by the laws of the State of Illinois as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

         23. Relationship of Parties. At all times hereunder the relationship of each party to the other shall be that of an independent contractor, and neither party shall be deemed to be a partner, joint venturer, employee, agent or legal representative of the other party. Neither party shall have authority to bind the other party in any manner.

         24. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the second business day after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         Notices to Buyer

                  Church & Dwight Co., Inc.
                  469 North Harrison Street
                  Princeton, NJ  08543
                  Attention:  Mr. Dennis M. Moore, Vice President
                  Facsimile:  (609) 497-7179
         with a copy to:

                  Church & Dwight Co., Inc.
                  469 North Harrison Street
                  Princeton, NJ  08543
                  Attention:  General Counsel
                  Facsimile: (609) 497-7179

         Notices to Purchaser

                  Oil-Dri Corporation of America
                  410 North Michigan Avenue
                  Chicago, IL  60611
                  Attention:  Mr. Daniel S. Jaffee, President and CEO
                  Facsimile:  (312) 706-1216

         with a copy to:

                  Vedder, Price, Kaufman & Kammholz
                  222 North LaSalle Street
                  Chicago, IL  60601-1003
                  Attention:  Michael A. Nemeroff, Esq.
                  Facsimile:  (312) 609-5005

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         25. Confidentiality and Publicity. Except as required by law or court order or as may be required for a party to enforce its rights hereunder in a court of competent jurisdiction, the parties agree to (a) keep the terms of this Agreement confidential and (b) not disclose any terms of this Agreement to any third party. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Oil-Dri; provided, however, that Oil-Dri may inform customers of the existence of the supply relationship with Buyer. Neither of the parties shall act unilaterally in this regard without the prior written approval of the other; however, this approval shall not be unreasonably withheld.

         26. Entire Agreement. This Agreement embodies the entire agreements and understandings of the parties with respect to the transactions contemplated hereby. This Agreement supersedes and replaces in their entirety all prior agreements and understandings between the parties with respect to such transactions.

         27. No Conflict. In the event of any conflict between the terms of this Agreement and the terms of any purchase order, sales order or other communication between Oil-Dri and

Buyer with respect to the terms of delivery or any other terms and conditions, the provisions of this Agreement shall control.

         28. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         29. Indemnification.

             (a) Oil-Dri will indemnify and hold Buyer harmless from and against any and all liability, loss, damages, costs or expenses which Buyer may incur, suffer or be required to pay resulting from units of the Product which do not conform to the Specifications; provided, however, such indemnity obligation will be subject to the Warranty set forth in Section 15 hereof and shall be limited to repair or replacement of non-conforming Products, except in instances of Oil-Dri's gross negligence. In any event, Oil-Dri shall have been given prompt notice of the claim and opportunity to defend against same.

             (b) Buyer will indemnify and hold Oil-Dri harmless from and against any and all third party liability, loss, damages, costs or expenses which Oil-Dri may incur, suffer or be required to pay (a) by reason of its production of the Product, (b) in connection with patent and/or trademark infringement claims related to the Product, the technology or additives of Buyer; or (c) in connection with any tort, personal injury or substantially similar claims by any employee, agent or representative of Buyer for occurrences at any plant or facility of Oil-Dri; provided Buyer shall have been given prompt notice of the claim and opportunity to defend against same.

         30. Insurance. During the Term, each party shall maintain, and add the other party as an additional insured on, such party's comprehensive general liability coverage including, but not limited to, products liability coverage, which insurance shall provide for not less than Three Million Dollars ($3,000,000) coverage per occurrence. Upon request not more frequently than once per year, each party shall provide the other with an insurance certificate evidencing compliance with the foregoing.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused this Exclusive Supply Agreement to be executed as of the date first above written.

OIL-DRI CORPORATION OF AMERICA                         CHURCH & DWIGHT CO., INC.


By:                                                    By:
    ----------------------------------------              ----------------------
Its:  President and Chief Executive Officer            Its:
                                                           ---------------------

                     EXHIBIT A TO EXCLUSIVE SUPPLY AGREEMENT

                                  CONFIDENTIAL

                     EXHIBIT B TO EXCLUSIVE SUPPLY AGREEMENT



                                  CONFIDENTIAL

                     EXHIBIT C TO EXCLUSIVE SUPPLY AGREEMENT


                                  CONFIDENTIAL

                     EXHIBIT D TO EXCLUSIVE SUPPLY AGREEMENT


                                  CONFIDENTIAL